UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2022

UNITY SOFTWARE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39497	27-0334803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 3rd Street

San Francisco, California 94103-3104

(Address, including zip code, of principal executive offices)

(415) 539-3162

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.000005 par value	U	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

Merger Agreement

On July 13, 2022, Unity Software Inc., a Delaware corporation (“Unity”), and Ursa Aroma Merger Subsidiary LTD, a company organized under the laws of the State of Israel and a direct wholly owned subsidiary of Unity (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ironSource Ltd., a company organized under the laws of the State of Israel (“ironSource”), pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will be merged with and into ironSource, with ironSource continuing as the surviving company and as a direct wholly owned subsidiary of Unity (the “Merger”). The Merger Agreement and the transactions contemplated thereby, including the Merger, have been unanimously approved by each of the board of directors of Unity (the “Unity Board”) and the board of directors of ironSource (the “ironSource Board”) and (1) the Unity Board has determined to recommend that the stockholders of Unity approve the issuance of shares of common stock, $0.000005 par value per share, of Unity (the “Unity Common Stock”) pursuant to the Merger Agreement and (2) the ironSource Board has determined to recommend that shareholders of ironSource approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Consideration to ironSource Shareholders

The Merger Agreement provides that, at the effective time of the Merger (the “Effective Time”), each outstanding Class A ordinary share, no par value per share, of ironSource and each Class B ordinary share, no par value per share, of ironSource (collectively, the “ironSource ordinary shares”) (other than ironSource ordinary shares owned or held in treasury by ironSource, which will be cancelled for no consideration) will be converted into the right to receive 0.1089 (the “Exchange Ratio”) of a share of Unity Common Stock (the “Merger Consideration”), subject to applicable withholding tax and rounded to the nearest whole share for any fractional shares of Unity Common Stock resulting from the calculation. Unity stockholders will continue to own their existing shares of Unity Common Stock.

Treatment of ironSource Equity Awards

The Merger Agreement also provides that, at the Effective Time:

(i) each outstanding option to purchase ironSource ordinary shares (“ironSource option”), whether vested or unvested, that is unexercised and held by a person who is and will be an officer, director, employee or contractor of ironSource or any of its subsidiaries immediately prior to and immediately following the Effective Time (a “Continuing Service Provider”), will be assumed by Unity and be converted into an option to purchase Unity Common Stock (the “Converted Option”), with each such Converted Option being subject to substantially the same terms and conditions, except that the number of Unity Common Stock subject to such Converted Option and the per share exercise price of such Converted Option will be determined in accordance with the terms set forth in the Merger Agreement;

(ii) each outstanding ironSource option that is unexercised and held by a person that is not a Continuing Service Provider will (a) if such ironSource option is vested as of immediately prior to the Effective Time, be automatically canceled, with the holder of such ironSource option becoming entitled to receive the Merger Consideration in respect of each “net share” underlying such ironSource option, calculated in accordance with the terms set forth in the Merger Agreement, less a number of shares of Unity Common Stock having a value equal to any applicable tax withholding obligations, or (b) if such ironSource option is unvested as of immediately prior to the Effective Time or if the exercise price per share of such ironSource option is equal to greater than the Per Share Cash Equivalent Consideration (as defined in the Merger Agreement), be automatically canceled for no consideration;

(iii) notwithstanding clauses (i) and (ii) above, each outstanding ironSource option that the parties determine could be reasonably expected to result in a failure of the Merger to qualify as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended, will be settled in cash or ironSource ordinary shares by ironSource immediately prior to the closing of the Merger (the “Closing”);

(iv) each outstanding ironSource restricted share unit (“ironSource RSU”) that is unvested immediately prior to the Effective Time or vested but has not yet been settled immediately prior to the Effective Time and, in each case, is held by a Continuing Service Provider, will be assumed by Unity and automatically converted into an award of restricted stock units relating to Unity Common Stock (the “Converted RSU Award”), with such Converted RSU Award subject to substantially the same terms and conditions, except the number of shares of Unity Common Stock subject to such Converted RSU Award will be determined in accordance with the terms set forth in the Merger Agreement; and

(v) each outstanding ironSource RSU that is held by a person that is not a Continuing Service Provider will (a) if such ironSource RSU is vested but has not yet been settled immediately prior to the Effective Time, be automatically canceled with the holder of such ironSource RSU becoming entitled to receive the Merger Consideration in respect of each ironSource ordinary share subject to such ironSource RSU, less a number of shares of Unity Common Stock having a value equal to any applicable tax withholding obligations, or (b) if such ironSource RSU is unvested immediately prior to the Effective Time, be automatically canceled for no consideration.

Board of Directors of Unity

Pursuant to the Merger Agreement, Unity and ironSource have agreed that, prior to the Closing, (a) Unity will take all necessary corporate action so that, upon and after the Closing, the size of the Unity Board will be increased by three members (to a total of thirteen members), (b) Unity will designate three individuals, one of whom will be the Chief Executive Officer of ironSource and the other two of whom will be members of the ironSource Board as of the date of the Merger Agreement and selected by ironSource upon prior consultation with Unity, and (c) Unity will designate such three individuals to be appointed to the Unity Board to fill the vacancies created by such increase (the “ironSource Nominees”) and (d) Unity will appoint the ironSource Nominees to the Unity Board, in different classes, with such appointments effective upon the Closing.

Conditions to the Merger

The completion of the Merger is subject to the satisfaction or waiver of certain customary mutual closing conditions, including, among other things, (1) the receipt of the required approvals from ironSource’s shareholders and Unity’s stockholders, as applicable (the “Required Approvals”); (2) the approval for listing on the New York Stock Exchange, subject to notice of official issuance, of the shares of Unity Common Stock to be issued in connection with the Merger; (3) the effectiveness of the registration statement on Form S-4 to be filed by Unity pursuant to which the issuance of such shares of Unity Common Stock will be registered under the Securities Act of 1933, as amended (the “Securities Act”); (4) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (5) no governmental entity of competent jurisdiction having (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case, which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger; (6) the receipt of an Israeli Securities Authority (the “ISA”) no-action letter or a dual listing permit with respect to the dual listing of the Unity Common Stock on the Tel Aviv Stock Exchange; and (7) at least fifty days will have elapsed after the filing of a merger proposal with the Registrar of Companies of the State of Israel pursuant to the Companies Law 5759-1999 of the State of Israel (“ICL”) and at least thirty days will have elapsed after the approval of such merger proposal by an extraordinary general meeting of the shareholders of ironSource and by the sole shareholder of Merger Sub, as applicable.

In addition, pursuant to the Merger Agreement, prior to the Closing, (a) ironSource is required to obtain certain tax rulings under the Israeli Income Tax Ordinance [New Version] 5721 - 1961, as amended (the “Ordinance”), (b) Unity is required to effect the appointment of the ironSource Nominees to the Unity Board (as described above under “—Board of Directors of Unity”) and (c) agreements containing certain restrictions on dispositions of the respective shares of Unity Common Stock of certain shareholders of ironSource and certain stockholders of Unity remain in effect.

The obligation of each party to consummate the Merger is also conditioned upon, including without limitation, (a) the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) as of the date of the Merger Agreement and as of the date of the Closing, (b) the other party having performed in all material respects its obligations under the Merger Agreement, (c) there having been no Company Material Adverse Effect or Parent Material Adverse Effect, as applicable (each as defined in the Merger Agreement) since the date of the Merger Agreement, and (d) the receipt of a certificate from the other party certifying the satisfaction of certain closing conditions.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations and warranties of Unity, Merger Sub and ironSource relating to, among other things, their respective businesses, financial statements and public filings, in each case generally subject to customary materiality qualifiers. Additionally, the Merger Agreement provides for customary covenants of Unity, Merger Sub and ironSource, including covenants regarding the conduct of their respective businesses during the pendency of the transactions contemplated by the Merger Agreement, public disclosures and other matters. In addition, each of Unity and ironSource is required, among other things, not to solicit an alternative business combination transaction and, subject to certain exceptions, not to engage in discussions or negotiations regarding an alternative business combination transaction.

Unity and ironSource have also agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including the Merger, as soon as practicable after the date of the Merger Agreement, including:

•

preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date of the Merger Agreement, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transactions contemplated by the Merger Agreement, including the Merger (including but not limited to the required Israeli tax rulings); and

•

taking all steps as may be necessary to obtain all such waiting period expirations (including but not limited to those required under the HSR Act and by the ICL) or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

Termination

The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time before the Closing by mutual written consent of Unity and ironSource. In addition, either Unity or ironSource may terminate the Merger Agreement if (a) a governmental entity issues a final, non-appealable order, injunction, decree or ruling that restrains, enjoins or otherwise prohibits the consummation of the Merger or the related transactions contemplated in the Merger Agreement, (b) the consummation of the Merger does not occur on or before April 13, 2023 (the “Outside Date”), subject to extension on up to two occasions for three months each for the sole purpose of obtaining certain regulatory clearances, and (c) if ironSource and/or Unity does not obtain the Required Approvals at the meetings of their respective securityholders.

Further, subject to the terms and conditions of the Merger Agreement, each of ironSource and Unity may terminate the Merger Agreement in the event that (a) the other party has breached, failed to perform or violated their respective covenants or agreements under the Merger Agreement or any of their respective representations and warranties set forth in the Merger Agreement will have become inaccurate, in each case, in a manner that would give rise to the failure of certain key conditions to the consummation of the Merger, as set forth in the Merger Agreement, and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the applicable time set forth in the Merger Agreement, (b) prior to obtaining the Required Approvals, the board of directors of the other party changes or withdraws its recommendation to its stockholders or shareholders, as applicable, in connection with the Merger, or the board of directors of such party changes or withdraws its recommendation to its stockholders or shareholders, as applicable, and enters into an agreement with respect to a superior proposal, as described in the Merger Agreement; provided that such other party has paid the applicable termination fee described below, or (c) the other party has materially breached its non-solicitation obligations.

Termination Fees

Upon termination of the Merger Agreement, ironSource would be required to pay Unity a termination fee of $150 million, and Unity would be required to pay ironSource a termination fee of $150 million, in each case under certain specified circumstances. Further, if the Merger Agreement is terminated because of a failure of Unity’s stockholders or ironSource’s shareholders to approve the proposals required to complete the Merger, Unity and ironSource, as applicable, may be required to reimburse the other party for its actual costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, in an amount not to exceed $20 million, which reimbursement would be creditable against any termination fee payable. In no event will either party be entitled to receive more than one termination fee, net of any expense reimbursement.

Other Matters

The foregoing description of the Merger Agreement and the transactions contemplated thereby, including the Merger, is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Unity. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Unity’s public disclosures.

Voting Agreements

Unity Voting Agreement

On July 13, 2022, in connection with the execution of the Merger Agreement, certain Unity stockholders entered into a Voting Agreement with ironSource (the “Unity Voting Agreement”).

Pursuant to the Unity Voting Agreement, such Unity stockholders have agreed, among other things, to vote or cause to be voted any issued and outstanding shares of Unity Common Stock beneficially owned by such stockholders, or that may otherwise become beneficially owned by them at every meeting of Unity stockholders during the term of the Unity Voting Agreement (“Unity Covered Shares”) (i) in favor of (A) the consummation of the transactions contemplated by the Merger Agreement, including the issuance of shares of Unity Common Stock, (B) all of the matters, actions and proposals necessary to consummate the transactions contemplated by the Merger Agreement, (C) any other transaction contemplated by the Merger Agreement, and (D) any proposal to adjourn or postpone any meeting of the Unity stockholders to a later date if there are not sufficient votes to approve the proposals necessary to consummate the transactions contemplated by the Merger Agreement; and (ii) against (A) certain alternative business combination transactions described in the Merger Agreement; (B) any action, proposal or transaction that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty or any other obligation of Unity set forth in the Merger Agreement or of a Unity stockholder set forth in the Unity Voting Agreement; or (C) any other action, proposal or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone or prevent the consummation of, or otherwise adversely affect, the Merger, the other transactions contemplated by the Unity Voting Agreement or the Merger Agreement. As of July 13, 2022, the Unity stockholders subject to the Unity Voting Agreement beneficially own approximately 29% of the issued and outstanding shares of Unity Common Stock.

In addition, each stockholder party to the Unity Voting Agreement has agreed that, with limited exceptions, prior to the termination of the Unity Voting Agreement, he, she or it will not transfer, directly or indirectly, any Unity Covered Shares; provided that each Unity stockholder party to the Unity Voting Agreement may transfer up to 10% in the aggregate of the Unity Covered Shares that are held by such Unity stockholder as set forth in the Unity Voting Agreement.

The Unity Voting Agreement will automatically terminate upon the earliest of (i) the written consent of Unity, (ii) the Effective Time or (iii) the valid termination of the Merger Agreement in accordance with its terms.

ironSource Voting Agreements

On July 13, 2022, in connection with the execution of the Merger Agreement, certain ironSource shareholders entered into Voting Agreements with Unity (the “ironSource Voting Agreements”).

Pursuant to the ironSource Voting Agreements, each ironSource shareholder has agreed, among other things, to vote or cause to be voted any issued and outstanding ironSource ordinary shares beneficially owned by them (the “ironSource Covered Shares”) at every meeting of ironSource shareholders during the term of the ironSource Voting Agreements (i) in favor of (A) the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (B) all of the matters, actions and proposals necessary to consummate the transactions contemplated by the Merger Agreement, and (C) any other transaction contemplated by the Merger Agreement or other matters that would reasonably be expected to facilitate the Merger, including any proposal to adjourn or postpone any meeting of the ironSource shareholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against (A) certain alternative business combination transactions described in the Merger Agreement; (B) any action, proposal or transaction that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty or any other obligation of ironSource set forth in the Merger Agreement or of the ironSource shareholder set forth in the ironSource Voting Agreements; or (C) any other action, proposal or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone or prevent the consummation of, or otherwise adversely affect, the Merger, the other transactions contemplated by the ironSource Voting Agreements or the Merger Agreement. As of July 10, 2022, the ironSource shareholders subject to the ironSource Voting Agreements beneficially own approximately 38% of the issued and outstanding ironSource Class A ordinary shares, and approximately 35% of the issued and outstanding ironSource Class B ordinary shares.

In addition, each shareholder party to the ironSource Voting Agreements has agreed that, with limited exceptions, prior to the termination of the ironSource Voting Agreements, he, she or it will not transfer, directly or indirectly, any ironSource Covered Shares; provided that each ironSource shareholder party to the ironSource Voting Agreements may transfer up to 10% of the ironSource Covered Shares.

The ironSource Voting Agreements will automatically terminate upon the earliest of (i) the written consent of ironSource, (ii) the Effective Time or (iii) the valid termination of the Merger Agreement in accordance with its terms.

The foregoing descriptions of the Unity Voting Agreement, the ironSource Voting Agreements and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the forms of the Unity Voting Agreement and the ironSource Voting Agreements, respectively, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Investment Agreement for 2.0% Convertible Senior Notes due 2027

On July 13, 2022, Unity entered into an investment agreement (the “Investment Agreement”) with Silver Lake Alpine II, L.P., and Silver Lake Partners VI, L.P. (collectively, the “Silver Lake Purchasers”) and Sequoia Capital Fund, L.P. (the “Sequoia Purchaser” and, together with the Silver Lake Purchasers, the “Investors”) relating to the issuance and sale to the Investors of $1,000,000,000 in aggregate principal amount of Unity’s 2.0% Convertible Senior Notes due 2027 (the “Notes”), with $940 million of the Notes to be issued to the Silver Lake Purchasers and $60 million of the Notes to be issued to the Sequoia Purchaser. The closing of the issuance and sale of the Notes (the “PIPE Closing”) is expected to occur promptly following the Closing, subject to the Closing and certain customary closing conditions. The proceeds from the issuance and sale of the Notes are expected to be used following the Closing to partially fund the repurchase of up to $2,500,000,000 of shares of Unity Common Stock in open market transactions.

The Investment Agreement may be terminated prior to the PIPE Closing (i) upon the mutual written consent of Unity and the Investors representing the majority of the purchase price for the Notes, (ii) upon the termination of the Merger Agreement in accordance with its terms, or (iii) by the Investors upon the failure of the PIPE Closing to occur on or prior to the Outside Date, as such date may be extended pursuant to the existing terms of the Merger Agreement.

The Notes are expected to be governed by an indenture (the “Indenture”) between Unity and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 2.0% per annum and interest on the Notes will be payable semi-annually in arrears. The Notes will mature five years from the date of issuance, subject to earlier conversion or repurchase.

The Notes will be convertible at the option of the holder at any time until the trading day prior to the maturity date. The Notes will be convertible into cash, shares of Unity Common Stock or a combination thereof, based on an initial conversion rate of 20.4526 shares of Unity Common Stock per $1,000 principal amount of the Notes (which is equal to an initial conversion price of approximately $48.89 per share), in each case subject to customary anti-dilution and other adjustments, including in connection with any make-whole adjustment (as described in the Indenture) as a result of certain extraordinary transactions.

With certain exceptions, upon a change of control of Unity or the failure of the Unity Common Stock to be listed on certain stock exchanges (a “Fundamental Change”), the holders of the Notes may require that Unity repurchase all or part of the principal amount of the Notes at a purchase price of par plus accrued and unpaid interest to, but excluding, the Fundamental Change repurchase date.

The Indenture will include customary “events of default,” which may result in the acceleration of the maturity of the Notes under the Indenture. The Indenture will also include customary covenants for convertible notes of this type.

Under the Investment Agreement, prior to the earlier of (i) the one year anniversary of the PIPE Closing and (ii) a change of control of Unity, the Investors will be restricted from converting the Notes or transferring, or entering into an agreement that transfers, the economic consequences of ownership of the Notes or the shares of Unity Common Stock issuable upon conversion of the Notes, subject to certain exceptions including, among others, (A) transfers to such Investors’ affiliates, (B) transfers to Unity or any of its subsidiaries, (C) transfers to a third party where the net proceeds of such sale are solely used to satisfy a margin call or repay a permitted loan, (D) transfers in connection with certain permitted debt financing transactions, or (E) transfers in connection with certain third party tender or exchange offers or pursuant to a merger, consolidation or similar transaction consummated by Unity.

The Investment Agreement also provides the Investors with certain registration rights for the resale of the Notes and the shares of Unity Common Stock issuable upon conversion of the Notes, subject to certain limitations. As of July 13, 2022, affiliates of the Silver Lake Purchasers and affiliates of the Sequoia Purchaser beneficially own approximately 12% and 13%, respectively (excluding any shares issuable upon conversion of the Notes), of the issued and outstanding shares of Unity Common Stock as of July 8, 2022. Certain affiliates of the Silver Lake Purchasers and the Sequoia Purchaser are members of the Unity Board and its committees. A committee consisting of only members of the Unity Board that were disinterested in the Investment Agreement and related documents approved and recommended the approval of the Investment Agreement to the Unity Board, and the Unity Board approved the Investment Agreement.

The foregoing summary of the Investment Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investment Agreement, which is filed as Exhibit 10.3 hereto and incorporated by reference herein.

Item 3.02.	Unregistered Sale of Securities.

The information related to the issuance of the Notes contained in Item 1.01 under “Investment Agreement for 2.0% Convertible Senior Notes due 2027” of this Current Report on Form 8-K is incorporated herein by reference. Unity will offer and sell the Notes and the shares issuable upon conversion of the Notes, if any, to the Investors in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Unity will rely on this exemption from registration based in part on representations made by the Investors in the Investment Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1†	Agreement and Plan of Merger, dated as of July 13, 2022, by and among Unity, Merger Sub and ironSource.

10.1	Form of Voting Agreement, dated as of July 13, 2022, by and among Unity and certain shareholders of ironSource party thereto (included in Exhibit 2.1 hereto).

10.2	Form of Voting Agreement, dated as of July 13, 2022, by and among ironSource and certain stockholders of Unity party thereto (included in Exhibit 2.1 hereto).

10.3	Investment Agreement, dated as of July 13, 2022, between Unity, the Silver Lake Purchasers and the Sequoia Purchaser.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. These statements are based on current expectations, estimates and projections about the industry and markets in which Unity and ironSource operate and management’s beliefs and assumptions as to the timing and outcome of future events, including the transactions described in this communication. While Unity’s and ironSource’s management believe the assumptions underlying the forward-looking statements are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks and uncertainties include, but are not limited to: the expected timing and likelihood of completion of the proposed transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against the parties and others following announcement of the merger agreement; the inability to consummate the transaction due to the failure to obtain the requisite stockholder approvals or the failure to satisfy other conditions to completion of the transaction; risks that the proposed transaction disrupts current plans and operations of Unity and ironSource; the ability to recognize the anticipated benefits of the transaction, including anticipated synergies; the amount of the costs, fees, expenses and charges related to the transaction; Unity’s expected stock buyback occurring as planned or at all; and the other risks and important factors contained and identified in Unity’s and ironSource’s filings with the SEC, such as Unity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent Quarterly Reports on

Form 10-Q and Current Reports on Form 8-K, and ironSource’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021 and subsequent Current Reports on Form 6-K, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

There can be no assurance that the proposed transaction will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Neither Unity nor ironSource is under any duty to update any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and neither Unity nor ironSource intends to do so.

Important Information for Investors and Stockholders

In connection with the proposed transaction, Unity expects to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Unity and ironSource that also constitutes a prospectus of Unity, which joint proxy statement/prospectus will be mailed or otherwise disseminated to Unity’s and ironSource’s respective securityholders, as applicable, when it becomes available. Unity and ironSource also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and securityholders may obtain free copies of the registration statement and the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Unity and ironSource with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the companies will be available free of charge on their respective websites at www.unity.com and www.is.com.

Participants in Solicitation

Unity, ironSource and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Unity is set forth in its proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on April 20, 2022. Information about the directors and executive officers of ironSource is set forth in its Annual Report on Form 20-F for the fiscal year ended December 31, 2021, which was filed with the SEC on March 30, 2022. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITY SOFTWARE INC.

Date: July 14, 2022	By:	/s/ Luis Visoso
Luis Visoso
Senior Vice President and Chief Financial Officer